Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Form S-8 Registration Statement relating to the A. T. Cross Company Defined Contribution Retirement Plan of our reports dated June 20, 1997 appearing in this Annual Report on Form 11-K of the A. T. Cross Company Profit Sharing Plan and Trust and the A. T. Cross Company 401(k) Savings Plan for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP

Boston Massachusetts
December 19, 1997